UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
April 25, 2011
Date of Report (Date of earliest event reported)

MOLEX INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	0-7491	36-2369491
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
2222 Wellington Court, Lisle, Illinois 60532
(Address and zip code of principal executive offices)
(630) 969-4550
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Unauthorized Activities at Molex Japan Co., Ltd.
The Securities and Exchange Commission (the “SEC”) has informed Molex Incorporated that the SEC has issued a formal order of private investigation in connection with the previously reported unauthorized activities in Molex Japan Co., Ltd. Molex is fully cooperating with the SEC’s investigation.
As Molex previously reported, it launched an investigation into unauthorized activities at Molex Japan in April 2010. Molex learned that an individual working in Molex Japan’s finance group obtained unauthorized loans from third party lenders, that included in at least one instance the attempted unauthorized pledge of Molex Japan facilities as security, in Molex Japan’s name that were used to cover losses resulting from unauthorized trading, including margin trading, in Molex Japan’s name. Molex also learned that the individual misappropriated funds from Molex Japan’s accounts to cover losses from unauthorized trading. The individual admitted to forging documentation in arranging and concealing the transactions. Molex retained outside legal counsel, and they retained forensic accountants, to investigate the matter. The investigation has been completed. On August 31, 2010, Mizuho Bank, which holds the unauthorized loans, filed a complaint in Tokyo District Court requesting the court to find Molex Japan liable for the payment of the outstanding unauthorized loans and to enter a judgment for such payment. We are vigorously contesting the enforceability of the outstanding unauthorized loans and any attempt by Mizuho Bank to obtain payment. As stated in Molex’s Annual Report on Form 10-K for the year ended June 30, 2010, Molex recorded for accounting purposes a liability for potential losses related to the unauthorized activities in Japan and restated prior period financial statements to record liabilities in the periods in which the unauthorized transactions and potential losses occurred.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLEX INCORPORATED
By:	/s/ Mark R. Pacioni
Mark R. Pacioni
Corporate Secretary

Date: April 29, 2011